Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us in this Post-Effective Amendment No. 152 of the Registration Statement No. 002-41839 on Form N-1A, under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2011